Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 28th day of September, 2009, between and among MAGELLAN PETROLEUM CORPORATION, a Delaware corporation (“Magellan”) (“the Company”) and Susan M. Filipos, an individual residing at 546 Elmwood Road, Pownal, Maine 04069 (the “Employee”).

W I T N E S S E T H

WHEREAS, the Employee will commence employment with the Company and will serve as the Company’s Controller, effective as of October 1, 2009 (the “Effective Date”); and

WHEREAS, the Employee has been advised by the Company that Employee’s execution and delivery of this Agreement is a condition of employment with the Company; and

WHEREAS, in exchange for employment with the Company, the Employee is willing to enter into this Agreement with the Company; and

WHEREAS, the Employee and the Company (the “Parties”) have determined it in their best interests to enter into this Agreement; and

WHEREAS, the Parties will be entering into a non-qualified stock option award agreement (the “Option Agreement”) dated as of the Effective Date;

NOW, THEREFORE, in consideration of the foregoing, the Company and the Employee covenant and agree as follows:

1. Employment.

1.1 Employment. The Company hereby agrees, as of the Effective Date, to employ the Employee, and the Employee hereby accepts employment with the Company in the positions described below in Section 2.1, in accordance with the terms and provisions of this Agreement.

1.2 At-Will Status. The Company hereby shall employ the Employee as an at-will employee. As such, the Employee’s employment shall be at the will of either party. The Company may terminate this Agreement and the Employee’s employment, at any time for any reason, either with or without Cause (as defined herein), and either with or without prior notice. Similarly, the Employee may terminate this Agreement and the Employee’s employment, at any time for any reason, either with or without cause, and either with or without prior notice. In the event the Company elects to terminate this Agreement by oral notice, termination shall be effective immediately upon the conveyance of such oral notice, and in the event the Company elects to terminate this Agreement by written notice, termination shall be effective as provided in Section 14.3 hereof, unless a later effective date is specified in the oral or written notice. In the event the Employee elects to terminate this Agreement, either by oral or written notice, and such termination is not effective immediately, the Employee’s right to continue to render services and to be paid regular compensation through the effective date of termination specified in the Employee’s notice shall be at the sole discretion of the Company, and the Company reserves the right to establish an earlier termination date in its sole discretion.

1.3 Termination Benefits. Upon termination of Employee’s employment with the Company for any reason, the obligations of Company under this Agreement shall cease and Employee shall forfeit all right to receive any compensation or other benefits under this Agreement, except the amounts specified in Sections 6, 7 or 8 of this Agreement, if any.

2. Duties.

2.1 Office. As of the Effective Date, the Employee will assume the position of Controller of the Company, shall report directly to the Company’s Chief Financial Officer (“CFO”) and shall have such duties as are appropriate to her positions with the Company, and will have such authority as required to enable the Employee to perform these duties. Consistent with the foregoing, the Employee shall comply with all reasonable instructions of the CFO and the Company’s President and Chief Executive Officer (“CEO”). It is the intention of the Parties that the Employee will devote all of her business time and attention and best efforts to the affairs of the Company and its subsidiaries and her duties. Nothing in this Agreement shall prevent the Employee from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory boards of other companies; and (ii) managing the Employee’s and the Employee’s family’s personal investments so long as such activities do not materially interfere with the performance of the Employee’s duties hereunder or create a potential business conflict or the appearance thereof.

2.2 Office Location. The Employee shall be based at the Company’s office located in Portland, Maine, for purposes of the Employee’s performance of services hereunder. The Employee shall be available to travel to the Company’s offices or other business facilities in the United Kingdom and in Australia from time to time, up to four (4) times each year.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Employee a base salary at an initial annual rate of One Hundred Thousand Dollars ($100,000). Beginning October 1, 2011 and effective each October 1st thereafter, the Employee’s salary shall be increased by a percentage amount equal to the percentage increase in the Bureau of Labor Statistics’ announced Consumer Price Index for All Urban Consumers, All Items (the “CPI-U”), unadjusted, for the 12-month period ending December 31st of the calendar year immediately preceding the October 1st on which such salary increase is scheduled to take effect. The Company’s CFO shall conduct an annual performance evaluation of the Employee and may recommend that the Board, in its sole and absolute discretion, increase the Employee’s base salary in light of the Employee’s performance, inflation, changes in the cost of living and other factors deemed relevant by the Company. The Employee’s base salary shall be paid in U.S. dollars ($) by means of wire transfers to a U.S. account designated by the Employee, in accordance with the Company’s standard pay practices, but not less frequently than monthly.

3.2 Equity Awards.

(a) On the Effective Date, the Employee will be granted by the Board a non-qualified stock option (the “Stock Options”) under the Company’s 1998 Stock Incentive Plan, as amended to date (the “Stock Incentive Plan”), which Stock Options will entitle the Employee to purchase an aggregate of one hundred and fifty thousand (150,000) shares of common stock of the Company, par value $.01 per share (the “Common Stock”), at an exercise price per share of not less than the “fair market value” of a share of Common Stock at the time of grant, as determined in accordance with the terms of the Stock Incentive Plan. The terms and conditions of the Stock Options are set forth in the Option Agreement, the form and content of which is substantially similar to the option agreements evidencing other awards made under the Stock Incentive Plan.

(b) Future awards of equity under the Incentive Plan (or any successor plan), if any, shall only be made by the Board in its sole discretion, after receipt of a recommendation by the Compensation Committee.

3.3 Benefit Programs. The Employee shall be entitled to participate on substantially the same terms as other members of senior management of the Company in all employee benefit plans and programs of the Company (other than any severance plan, program or policy), subject to any restrictions or eligibility requirements under such plans and programs, from time to time in effect for the benefit of senior management of the Company, including, but not limited to, retirement plans, profit sharing plans, group life insurance, hospitalization and surgical and major medical coverages, short-term and long-term disability.

3.4 Vacations and Holidays. The Employee shall be entitled to vacation leave of four (4) weeks per year at full pay or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior management. The Employee shall be entitled to such holidays as are established by the Company for all employees.

3.5 Computer Equipment; Parking Space. The Company shall, at its sole cost and expense, provide the Employee with a computer laptop and a blackberry (or similar device) with foreign service capability, for her use while serving as the Company’s Controller. The Company shall provide a parking space for the Employee’s use at or nearby the main office location of the Company offices in Portland, Maine.

3.6 Insurance Coverage. For a period of eighteen (18) months following the commencement of the Employee’s employment by the Company, the Company shall reimburse the Employee’s COBRA payments, up to a maximum of $1,121 per month. Thereafter, the Company shall reimburse the Employee a maximum of $13,000 per year for family health insurance coverage, which shall consist of medical, prescription and dental benefits, provided however, that the reimbursements provided for in this sentence shall cease at such time as the Employee becomes a participant in the health insurance plan available to all of the Company’s employees. Reimbursements under this Section 3.6 shall be made monthly, but in any event no later than the end of the year following the year in which such expenses were incurred by Employee. The expenses eligible for reimbursement during Employee’s taxable year may not affect the expenses eligible for reimbursement in any other year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

4. Business Expenses. The Employee shall be entitled to prompt reimbursement for all reasonable, documented and necessary expenses incurred by the Employee in performing her services hereunder in accordance with the policies of the Company, provided that the Employee properly accounts therefor in accordance with the policies and procedures established by the Company.

5. Separation from Service. No termination of employment shall be deemed to have occurred under this Agreement unless there has been a “Separation from Service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the term “termination of employment” and the like shall be construed to mean “Separation from Service” as so defined.

6. Terminations of Employment by the Company.

6.1 Termination by the Company Other Than For Disability or Cause.

(a) The Company may terminate the Employee’s employment at any time for any reason other than (i) by reason of the Employee’s Disability (as defined in Section 6.2) or (ii) for Cause (as defined in Section 6.3), by giving the Employee notice of termination in the manner specified in Section 1.2 above.

(b) In the event of such a termination of employment by the Company without Cause or by reason of the Employee’s Disability, then the Company shall pay to the Employee each of the following amounts:

(i) her base salary pursuant to Section 3.1 through the date of such termination of employment, plus her base salary for the period of any vacation time earned but not taken for the year of termination of employment;

(ii) any other compensation and benefits to the extent actually earned by the Employee under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid;

(iii) any reimbursement amounts owing under Section 3.6 or 4 hereof; and

(iv) a severance amount equal to one year’s base salary, based upon the Employee’s then-current base salary without further increase. The amount of the severance benefit shall be paid to the Employee as follows:

(A) a payment of Fifty Thousand Dollars ($50,000) (the “Initial Severance Payment”) shall be made to the Employee on the first (1st) date of the calendar month following the Employee’s Separation from Service.

(B) The remaining Fifty Thousand Dollars ($50,000) (the “Remaining Payment”) shall be divided into six (6) equal amounts and paid to the Employee in installments on the first day of each the six (6) succeeding months following the date on which the Company makes the Initial Severance Payment.

(C) Notwithstanding the foregoing, if the Employee is a “specified employee” of the Company at the time of her Separation from Service, the Initial Severance Payment shall be made on the first date of the seventh (7th) month following the Employee’s Separation from Service, and the Remaining Payments shall be made pursuant to subparagraph (B) above, beginning with the eighth (8th) month following the Employee’s Separation from Service. The term “specified employee” as used herein shall have the meaning given to such term in Section 409A of the Code and the applicable regulations issued thereunder.

6.2 Termination Due to Disability.

(a) If the Employee incurs a Disability, as defined in Section 6.2(b), the Company may terminate the Employee’s employment by giving the Employee notice in the manner specified in Section 1.2 hereof. In the event of such termination of the Employee’s employment because of Disability, the Employee shall be entitled to receive (i) her base salary pursuant to Section 3.1 through the date of such termination of employment, plus her base salary for the period of any vacation time earned but not taken for the year of termination of employment; (ii) any other compensation and benefits to the extent actually earned by the Employee under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid, and (iii) any reimbursement amounts owing under Section 3.6 or 4 hereof.

(b) For purposes of this Agreement, the Employee shall be considered to have incurred a “Disability” if and only if the Employee shall be unable to perform the duties of her employment with the Company for an aggregate period of more than 90 days in a consecutive period of 52 weeks as a result of incapacity due to mental or physical illness or impairment (other than as a result of addiction to alcohol or any drug) as determined by a physician selected by the Company or its insurers and acceptable to the Employee or her legal representative.

6.3 Termination for Cause.

(a) The Company may terminate the Employee’s employment immediately for Cause for any of the following reasons: (i) an act or acts of dishonesty or fraud by the Employee relating to the performance of her services to the Company; (ii) a breach by the Employee of her duties or responsibilities under this Agreement resulting in significant demonstrable injury to the Company or any of its subsidiaries; (iii) the Employee’s conviction of a felony or any crime involving moral turpitude; (iv) the Employee’s material failure (for reasons other than death or Disability) to perform her duties under this Agreement or insubordination (defined as refusal to execute or carry out lawful directions from the Board or its duly appointed designees) where the Employee has been given written notice of the acts or omissions constituting such failure or insubordination and the Employee has failed to cure such conduct, where susceptible to cure, within twenty days following such notice; or (v) a breach by the Employee of any provision of any material policy of the Company where the Employee has been given written notice of breach and the Employee has failed to cure such conduct, where susceptible to cure, within twenty days following such notice; (vi) or any of her obligations under Section 12 of this Agreement.

(b) The Company shall exercise its right to terminate the Employee’s employment for Cause by giving the Employee written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Employee’s employment for Cause, the Employee shall be entitled to receive only (i) her base salary pursuant to Section 3.1 earned through the date of such termination of employment plus her base salary for the period of any vacation time earned but not taken for the year of termination of employment, such base salary to be paid in a lump sum no later than the next payroll date following the Employee’s date of termination to the extent not previously paid; (ii) any other compensation and benefits to the extent actually earned by the Employee under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid; and (iii) any reimbursement amounts owing under Section 3.6 or 4 hereof.

7. Voluntary Termination of Employment by the Employee. The Employee may terminate her employment at any time and for any reason, by giving the Company notice in the manner specified in Section 1.2 above. In the event of the Employee’s termination of her employment pursuant to this Section 7, the Employee shall be entitled to receive only: (i) her base salary pursuant to Section 3.1 earned through the date of such termination of employment plus her base salary for the period of vacation time earned but not taken for the year of termination of employment, such base salary to be paid in a lump sum no later than the next payroll date following the Employee’s date of termination to the extent not previously paid; (ii) any other compensation and benefits to the extent actually earned by the Employee under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid; and (iii) any reimbursement amounts owing under Section 3.6 or 4 hereof.

8. Termination of Employment By Death.

(a) In the event of the death of the Employee during the course of her employment hereunder, the Employee’s estate (or other person or entity having such entitlement pursuant to the terms of the applicable plan or program) shall be entitled to receive: (i) the Employee’s base salary pursuant to Section 3.1 hereof earned through the date of the Employee’s death plus the Employee’s base salary for the period of vacation time earned but not taken for the year of the Employee’s death, such base salary to be paid in a lump sum no later than the next payroll date following the Employee’s date of termination to the extent not previously paid; (ii) any other compensation and benefits to the extent actually earned by the Employee under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid; and (iii) any reimbursement amounts owing under Section 3.6 or 4 hereof.

(b) In addition, in the event of such death, the Employee’s beneficiaries shall receive any death benefits owed to them under the Company’s employee benefit plans.

9. Conditions to Payment of Severance Benefits. The Company’s obligation to pay to the Employee the Remaining Payments described in Section 6.1(b)(iv)(B) hereof shall be subject to (i) the Employee’s compliance with the provisions of Section 12 hereof; (ii) delivery to the Company of the Employee’s resignations from all officer, directorships and fiduciary positions, if any, with the Company and its employee benefit plans; and (iii) the Employee’s execution and delivery to the Company without revocation of a valid Termination, Voluntary Release and Waiver of Rights Agreement, in substantially the form attached to this Agreement as Exhibit A (the “Release”).

10. Entitlement to Other Benefits, Plans or Awards. Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Employee or her spouse, dependents or beneficiaries may have pursuant to any other employee benefit plan or program of the Company. All benefits, including, without limitation, stock options, stock appreciation rights, restricted stock units and other awards under the Company’s benefits, plans or programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. In addition, nothing herein shall be construed to prevent the Company from amending, altering, eliminating or reducing any benefits, plans or programs so long as the Employee continues to receive compensation and benefits consistent with those described in Section 3 hereof.

11. [Intentionally omitted]

12. Employee’s Obligations.

(a) Confidentiality. The Employee agrees that she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s employment and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Employee’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b) Non-Solicitation. In the event that the Employee receives payment of the severance benefits described in Section 6.1 hereof, the Employee agrees that for the two (2) year period following the date of termination hereof the Employee will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Employee is not affiliated). For the avoidance of doubt, if a managerial level employee on her or her own initiative contacts the Employee for the primary purpose of securing alternative employment, any action taken by the Employee thereafter shall not be deemed a breach of this Section 12(b).

(c) Non-Competition. The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, in the event that the Employee receives severance benefits under Section 6.1 hereof, the Employee agrees that for a period of two (2) years following the date of termination, the Employee will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing with the business of the Company within the geographical area in which the business of the Company is conducted. The Employee specifically acknowledges that the geographic area to which the covenants contained in this Section 12(c) shall apply everywhere in the world where the Company or its subsidiaries (i) own or otherwise hold oil, gas or other mineral resources or assets; (ii) are otherwise actively engaged in the business of extracting and selling oil, gas or other mineral resources or assets, or (iii) have definitive plans for (i) or (ii) within the twelve (12) months following the date of the Employee’s termination of employment with the Company.

(d) Non-Disparagement. Each of the Employee and the Company (for purposes of this Section 12(d), “the Company” shall mean only (i) the Company and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements by press release or otherwise that disparage the other party, or in the case of the Company, its subsidiaries, affiliates, officers, directors or business partners. Notwithstanding the foregoing, statements made in the course of sworn testimony in agency, administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 12(d).

(e) Return of Company Property and Records. The Employee agrees that upon termination of the Employee’s employment, for any reason whatsoever, the Employee will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Employee containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to the Employee during the Employee’s employment with the Company.

(f) Cooperation. The Employee agrees that, following termination of the Employee’s employment for any reason, the Employee shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Employee was involved during the Employee’s employment, including any litigation. The Company shall compensate the Employee for any lost wages (or, if the Employee is not then employed, provide reasonable compensation as determined by the Compensation Committee) and expenses associated with such cooperation and assistance.

(g) Assignment of Inventions. The Employee shall promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by the Employee, or under which the Employee acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or which arise out of the Employee’s employment with the Company, or relate to any matters directly pertaining to, the business of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Employee’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. As to all such Inventions, the Employee will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(h) Equitable Relief; Reformation; Survival. The Parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 12 would be inadequate and, in recognition of this fact, the Parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. The obligations contained in this Section 12 shall survive the termination or expiration of the Employee’s employment with the Company and shall be fully enforceable thereafter.

13. Alternative Dispute Resolution. Any controversy, dispute or questions arising out of, in connection with or in relation to this Agreement or its interpretation, performance or nonperformance or any breach thereof shall be resolved through mediation. In the event mediation fails to resolve the dispute within 60 days after a mediator has been agreed upon or such other longer period as may be agreed to by the parties, such controversy, dispute or question shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Portland, Maine.

14. General Provisions.

14.1 No Duty to Seek Employment. The Employee shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Employee hereunder shall be reduced or suspended if the Employee accepts subsequent employment, except as expressly set forth herein.

14.2 Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Employee and any deductions and withholdings required by applicable laws.

14.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or sent by overnight mail addressed as follows:

To the Company:	Magellan Petroleum Corporation
10 Columbus Boulevard
Hartford, CT 06106
Attn: President and CEO
Facsimile: (860) 293-2349

With a copy to:	Edward B. Whittemore, Esq.
Murtha Cullina LLP
CityPlace I, 185 Asylum Street
Hartford, CT 06103
Facsimile: (860) 240-6150

To the Employee:	Susan M. Filipos
546 Elmwood Road
Pownal, Maine 04069

With a copy to:	Richard G. Moon, Esq. Verrill Dana, LLP One Portland Square P.O. Box 586 Portland, ME 04112-0586
Facsimile: (207) 774-7499

or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given when so delivered personally or sent by facsimile transmission, or, if sent by overnight mail, on the day after the date of mailing.

14.4 Covenant to Notify Management. The Employee shall abide by the ethics policies of the Company as well as the Company’s other rules, regulations, policies and procedures. The Employee agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that the Employee is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, the Employee agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken. The Employee understands that the Employee is precluded from filing a complaint with any governmental agency or court having jurisdiction over wrongful conduct unless the Employee has first notified the Company of the facts and permits it to investigate and correct the concerns.

14.5 Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.6 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by (a) the Company’s successors and assigns and (b) the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amounts are still payable to her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee, or other designee or, if there be no such designee, to the Employee’s estate.

14.7 Successors. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.

14.8 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 14.8, benefits payable pursuant to this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Employee, and any attempt to alienate, transfer, assign or attach such benefits shall be void. Notwithstanding the foregoing provisions of this Section 14.8, the Company may assign or delegate its rights, duties and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company or one of its subsidiaries through merger, consolation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company or one of its subsidiaries without the Employee’s consent.

14.9 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine without regard to the conflicts of law provisions thereof.

14.10 Statute of Limitations. The Employee and the Company hereby agree that there shall be an eighteen (18) month statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Employee’s employment by the Company. If such a claim is filed more than eighteen (18) months subsequent to the Employee’s last day of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time.

14.11 Right to Injunctive and Equitable Relief. The Employee’s obligations under Section 12 of this Agreement are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Employee breaches such obligations. Therefore, the Employee expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Employee and the rights and remedies of the Company under Section 12 and this Section 14.11 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created by applicable law. In the event that the Company is not successful in obtaining any injunctive and/or equitable relief it seeks, the Employee shall be entitled to payment or reimbursement as appropriate of the Employee’s reasonable attorney’s fees and costs incurred in opposing the Company’s claims. The Employee agrees that the terms of this Section 14.11 shall survive the term of this Agreement and the termination of the Employee’s employment.

14.12 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.13 Entire Agreement. This Agreement, along with Exhibit A attached hereto, and the Option Agreement (Exhibit B), constitute the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof and thereof. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. This Agreement, along with Exhibit A attached hereto and the Option Agreement, is intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, along with Exhibit A attached hereto and the Option Agreement, constitutes the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements.

14.14 Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code. The Parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Employee for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.

14.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set her hand as of the day and year first above written.

MAGELLAN PETROLEUM CORPORATION

By:	/s/ Daniel J. Samela
	Name:	Daniel J. Samela
	Title:	Chief Financial Officer

EMPLOYEE

/s/ Susan M. Filipos
Susan M. Filipos

EXHIBIT A

TERMINATION, VOLUNTARY RELEASE AND WAIVER OF RIGHTS AGREEMENT

I, Susan M. Filipos, freely enter into this Termination, Voluntary Release and Waiver of Rights Agreement (the “Agreement”), unqualifiedly accept and agree to the relinquishment of my title, responsibilities and obligations as an employee of Magellan Petroleum Corporation (“the Company”), and concurrently and unconditionally agree to sever my relationship as an employee of the Company, in consideration for the voluntary payment to me by the Company of the termination benefits set forth in Section 6.1(b)(iv)(B) of the Employment Agreement dated as of September 28, 2009 by and between me and the Company (the “Employment Agreement”), which is made a part hereof.

1. In exchange for this consideration, which I understand that the Company is not otherwise obligated to provide to me, I voluntarily agree to waive and forego any and all claims, rights, interests, covenants, contracts, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees or other expenses, accounts, judgments, fines, fees, losses and liabilities, of any kind, nature or description, in law (including all contract and tort claims), equity or otherwise (collectively, “Claims”) that I may have against the Company as an employee of the Company beyond the rights set forth in the Employment Agreement and to release the Company and their respective affiliates, subsidiaries, officers, directors, employees, representatives, agents, successors and assigns (hereinafter collectively referred to as “Releasees”) from any obligations any of them may owe to me in my capacity as an employee of the Company except as set forth in my Employment Agreement (and specifically not as a shareholder or director), accepting the aforestated consideration as full settlement of any monies or obligations owed to me by Releasees that may have arisen at any time prior to the date of my execution of this Termination, Voluntary Release and Waiver of Rights Agreement (the “Agreement”), except as specifically provided below in the following paragraph number 2.

2. I do not waive, nor has the Company asked me to waive, any rights arising exclusively under the Fair Labor Standards Act, except as such waiver may henceforth be made in a manner provided by law. I do not waive, nor has the Company asked me to waive, any vested benefits that I may have or that I may have derived from the course of my employment with the Company. I understand that such vested benefits will be subject to and administered in accordance with the established and usual terms governing same. I do not waive any rights which may in the future, after the execution of this Agreement, arise exclusively from a substantial breach by the Company of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.

3. Except as set forth in paragraphs 2 and 9 hereof, I do fully, irrevocably and forever waive, relinquish and agree to forego any and all Claims whatsoever, whether known or unknown, in contract, tort or otherwise, that I may have or may hereafter have against the Releasees or any of them arising out of or by reason of any cause, matter or thing whatsoever arising out of my employment by the Company (other than as set forth in my Employment Agreement) from the beginning of the world to the date hereof, including without limitation any and all matters relating to my employment with the Company and the cessation thereof and all matters arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., all as amended, or under any other laws, ordinances, executive orders, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, the State of Texas or any other applicable county or municipal ordinance.

4. As a material inducement to the Company to enter into this Agreement, I, the undersigned, recognize that I may have been privy to certain confidential, proprietary and trade secret information of the Company which, if known to third parties, could be used in a manner that would reduce the value of the Company for its shareholders. In order to reduce the risk of that happening, I, the undersigned, agree that for a period of two (2) years after termination of employment, I, the undersigned, will not, directly or indirectly, assist, or be part of or have any involvement in, any effort to acquire control of the Company through the acquisition of its stock or substantially all of its assets, without the prior consent of the Board of Directors of the Company. This provision shall not prevent the undersigned from owning up to not more than one percent (1%) of the outstanding publicly traded stock of any company.

5. Acknowledgements.

(a) I further acknowledge pursuant to the Older Worker’s Benefit Protection Act (29 U.S.C. § 626(f)), I expressly agree that the following statements are true:

(b) The payment of the consideration described in Section 9 of the Employment Agreement is in addition to the standard employee benefits and anything else of value which the Company owes me in connection with my employment with the Company or the separation of employment.

(c) I have [twenty-one days] days from [date of receipt] to consider and sign this agreement. If I choose to sign this Agreement before the end of the [twenty-one] day period, that decision is completely voluntary and has not been forced on me by the Company.

(d) I will have seven (7) days after signing the Agreement in which to revoke it, and the Agreement will not become effective or enforceable until the end of those seven (7) days.

(e) I am now being advised in writing to consult an attorney before signing this Agreement.

(f) I acknowledge that I have been given sufficient time to freely consult with an attorney or counselor of my own choosing and that I knowingly and voluntarily execute this Agreement, after bargaining over the terms hereof, with knowledge of the consequences made clear, and with the genuine intent to release claims without threats, duress, or coercion on the part of the Company. I do so understanding and acknowledging the significance of such waiver.

6. Further, in view of the above-referenced consideration voluntarily provided to me by the Company, after due deliberation, I agree to waive any right to further litigation or claim against any or all of the Releasees except as specifically provided in paragraph number 2 above. I hereby agree to indemnify and hold harmless the Releasees and their respective agents or representatives from and against any and all losses, costs, damages or expenses, including, without limitation, attorneys fees incurred by said parties, or any of them, arising out of any breach of this Agreement by me or by any person acting on my behalf, or the fact that any representation made herein by the undersigned was false when made.

7. As a material inducement to the Company to enter into this Agreement, I, the undersigned, understand and agree that if I should fail to comply with the conditions hereof or to carry out the agreement set forth herein, all amounts previously paid under Section 6.1(b)(iv)(B) of the Employment Agreement shall be immediately forfeited to the Company and that the right or claim to further payments and/or benefits hereunder would likewise be forfeited.

8. As a further material inducement to the Company to enter into this Agreement, the undersigned provides as follows:

First. I represent that I have not filed any complaints or charges against the Company, or any of the Releasees relating to the relinquishment of my former titles and responsibilities at the Company or the terms of my employment with the Company and that if any agency or court assumes jurisdiction of any complaint or charge against the Company or any of the Releasees on behalf of me concerning my employment with the Company, I understand and agrees that I have, by my knowing and willing execution of this Agreement, waived my rights to any form of recovery or relief against the Company, or any of the Releasees, including but not limited to, attorney’s fees; provided, however, that this provision shall not preclude the undersigned from pursuing appropriate legal relief against the Company for redress of a substantial breach of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.

Second. I acknowledge and understand that the consideration for this release shall not be in any way construed as an admission by the Company or any of the Releasees of any improper acts or any improper employment decisions, and that the Company, specifically disclaims any liability on the part of itself, the Releasees, and their respective agents, employees, representatives, successors or assigns in this regard.

Third. I acknowledge and agree that this Agreement shall be binding upon me, upon the Company, and upon our respective administrators, representatives, executives, successors, heirs and assigns and shall inure to the benefit of said parties and each of them.

Fourth. I represent, understand and agree that this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, except for the provisions of Section 15 of the Agreement, the terms of which retain their full force and effect, and which are in no way limited or curtailed by this Agreement.

Fifth. Modification. This Agreement may not be altered or changed except by an agreement in writing that has been properly executed by the party against whom any waiver, change, modification or discharge is sought.

Sixth. Severability. All provisions and terms of this Agreement are severable. The invalidity or unenforceability of any particular provision(s) or term(s) of this Agreement shall not affect the validity or enforceability of the other provisions and such other provisions shall be enforceable in law or equity in all respects as if such particular invalid or unenforceable provision(s) or term(s) were omitted. Notwithstanding the foregoing, the language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

Seventh. No Disparagement. I agree and promise that I will not make any oral or written statements or reveal any information to any person, company, or agency which is disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers or affiliates, or which would interfere in any way with the business relations between the Company or any of its subsidiaries or affiliates and any of their customers, suppliers or vendors whether present or in the future; provided however, that statements made in the course of sworn testimony in agency, administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this section Seventh,

Eighth. Confidentiality. The Company and the undersigned agree to refrain from disclosing to third parties and to keep strictly confidential all details of this Agreement and any and all information relating to its negotiation, except as necessary to each party’s accountants or attorneys.

Ninth. Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by the Company and all further payment obligations of the Company under Section 6.1(b)(iv)(B) of the Employment Agreement shall cease, if: (a) the undersigned is terminated for “Cause” prior to the undersigned’s separation date; or (b) facts are discovered after the undersigned’s separation date that would have supported a termination for “Cause” had such facts been discovered prior to the undersigned’s separation date.

9. Notwithstanding anything herein to the contrary, this release shall not affect, release or terminate in any way the undersigned’s rights (i) to receive payments under the Employment Agreement or (ii) under any option agreements and grants from the Company to the undersigned, or any agreement between the undersigned and the Company relating to the undersigned’s rights as an owner of stock or options in the Company.

AFFIRMATION OF RELEASOR

I, Susan M. Filipos, warrant that I am competent to execute this Termination, Voluntary Release and Waiver of Rights Agreement and that I accept full responsibility thereof.

I, Susan M. Filipos, warrant that I have had the opportunity to consult with an attorney of my choosing with respect to this matter and the consequences of my executing this Termination, Voluntary Release and Waiver of Rights Agreement.

I, Susan M. Filipos, have read this Termination, Voluntary Release and Waiver of Rights Agreement carefully and I fully understand its terms. I execute this document voluntarily with full and complete knowledge of its significance.

Executed this      day of             , 20     at                                         .

STATE OF MAINE)

	:	ss.	, 20
COUNTY OF	)

Subscribed and sworn to before me, a Notary Public in and for said County and State, this      day of             , 20     under the pains and penalties of perjury.

                                         , Notary Public

My Commission Expires:

County of Residence: